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                        [DOMINION RESOURCES LETTERHEAD]
                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE



                  DOMINION RESOURCES, CONSOLIDATED NATURAL GAS
                               CLOSE MERGER TODAY

                     Merger Concluded in Just Over 11 Months

RICHMOND, Va., January 28, 2000 - Dominion Resources Inc. (NYSE:D) and Consolidated Natural Gas Company (NYSE:CNG) completed their merger today, creating in less than a year's time the largest fully integrated natural gas and electric power company in the United States.

The transaction creates a company that serves about 4 million retail electric and natural gas customers in five states. It has about 20,000 megawatts of electric generating capacity and operates North America's largest natural gas storage system. The company also is one of the largest independent oil and natural gas exploration companies in North America, with more than 3 trillion cubic feet equivalent of reserves in the United States and Canada.

The company retains the legal name Dominion Resources Inc. and is headquartered in Richmond. George A. Davidson Jr. will serve as chairman of the board of directors until his previously announced retirement on August 1. Thos. E. Capps is vice chairman, president and chief executive officer and, when Davidson retires, he will reassume the position of chairman.

In a joint statement, Capps and Davidson said: "We have put together a company that can be a leader as deregulation transforms the energy industry, especially in the area where our strength is already focused - the Mid-Atlantic, Northeast and Midwest regions. That area accounts for 40 percent of the nation's energy usage."

Pre-closing preparations will enable prompt integration of the companies' businesses. A new operating structure is expected to be in place by April 1.


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"We were able to complete this merger in just over 11 months," Capps said. "That is strong evidence of the focus, dedication and commitment of the people in our organization. We intend to use those same skills to quickly integrate our operations so we can deliver outstanding performance for our shareholders, customers, employees and communities."

Dominion  will  continue  to search for  suitable  buyers for two  subsidiaries:
Dominion Capital Inc., its diversified financial services subsidiary, and Virginia Natural Gas Inc., a gas distribution company headquartered in Norfolk. Dominion agreed to seek buyers for both subsidiaries during the regulatory approval process.

Seventeen directors were named to the board. Besides Davidson and Capps, those appointed were:

Named by Dominion:

John B. Bernhardt, managing director, Bernhardt/Gibson Financial Opportunities, Newport News, Virginia; John W. Harris, president, Lincoln Harris, LLC, a real estate consulting firm, Charlotte, North Carolina; Benjamin J. Lambert III, optometrist, Richmond; Richard L. Leatherwood, former president and chief executive officer, CSX Equipment, Baltimore; Kenneth A. Randall, corporate director for various companies, Williamsburg, Virginia; Frank S. Royal, M.D., physician, Richmond; S. Dallas Simmons, president, Dallas Simmons & Associates Inc., Richmond; Robert H. Spilman, president, Spilman Properties Inc., Bassett, Virginia; David A. Wollard, chairman of the board, Exempla Healthcare, Denver, Colorado.

Named by CNG:

William S. Barrack Jr., retired senior vice president, Texaco Inc., Harrison, New York; Raymond E. Galvin, retired president, Chevron U.S.A. Production Company, Houston; Ray J. Groves, retired chairman and chief executive officer, Ernst & Young, New York City; Paul E. Lego, retired chairman and chief executive officer, Westinghouse Electric Corporation, Pittsburgh; Margaret A. McKenna, president, Lesley College, Cambridge, Massachusetts; Steven A. Minter, executive director and president, The Cleveland Foundation, Cleveland, Ohio.

Under terms of the merger agreement, CNG has merged with a Dominion subsidiary and is now a direct subsidiary of Dominion.


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This press release contains  forward-looking  statements.  The company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for fiscal 2000, and thereafter, include many factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service
territories,   fluctuations  in  energy-related  commodity  prices,   conversion
activity, other marketing efforts and other uncertainties.


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CONTACTS:
--------

Media
Mark Lazenby               (804) 819-2042
Hunter Applewhite          (804) 819-2043

Investors
Tom Wohlfarth              (804) 819-2150
Suzette Mata               (804) 819-2154